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                                                                    EXHIBIT 4.13

                        INCENTIVE STOCK OPTION AGREEMENT
                             CYBERGUARD CORPORATION
                              STOCK INCENTIVE PLAN

         This Stock Option Agreement ("Agreement") is entered into as of the ____ day of ______, 1997, between CYBERGUARD CORPORATION (the "Corporation"), a Florida corporation having its principal office in Ft. Lauderdale, Florida, and______________ (the "Employee"), of the Corporation or one of its subsidiaries.

         1. THE OPTION. Under and subject to the provisions of the Corporation's Stock Incentive Plan as in effect from time to time (the "Plan"), the Corporation hereby grants to the Employee an Incentive Stock Option (the "Option"), that is intended to comply with Section 422 of the Internal Revenue Code ("Code") to purchase an aggregate of ______ shares of Common Stock of the Corporation at the price of $________ per share, subject to the following conditions:

                  (a) The Option shall not be exercisable to any extent until and unless the Employee shall have remained continuously in the employ of the Corporation for one year from the date hereof. Nothing herein shall limit or restrict the Corporation's rights to terminate the Employee's employment.

                  (b) During the lifetime of the Employee, the Option shall be exercisable only by the Employee, and (except when Section 2 is applicable) only while the Employee continues as an employee of the Corporation.

                  (c) Notwithstanding any other provision of this Agreement, the Option shall expire no later than five years from the date of this Agreement, and shall not be exercisable thereafter.

                  (d) The number of shares of Common Stock with respect to which the Option may be exercised from time to time is limited to the following percentages of the aggregate number of shares optioned hereby:

                     (i) After the end of one year and prior to the end of two years from the date hereof, not more than thirty-three percent (33.333%);

                     (ii) After the end of two years and prior to the end of three years from the date hereof, not more than sixty-six percent (66.666%);

                     (iii) After the end of three years from the date hereof, one-hundred percent (100%).

                  (e) For the purposes of this Agreement, the definition of the term "Change in Control" contained in Section 2 (c) of the Plan shall be amended by deleting the percentage "80%" contained in such
         Section 2 (c) and substituting in its place the percentage "30%". Upon a Change in Control, any outstanding Option shall immediately become exercisable. Notwithstanding the foregoing, if (i) individuals who constitute the Incumbent Board continue to constitute in excess of

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         forty percent (40%) of the Board, and (ii) the Board Committee and the
         Board each unanimously determine that it would be in the best interest of the Corporation for an event that would constitute a Change in Control not to accelerate the vesting of the exercisability of the Option, and (iii) Employee's employment with the Corporation is not terminated by the Corporation within one year after the Change in Control, and (iv) within one year after the Change in Control Employee's principal work location is not moved geographically by more than 75 miles (if Employee is a sales representative whose principal work location is not the Company's Fort Lauderdale headquarters, then the 75-mile limitation contained this subsection 1(e)(iv) shall be 500 miles), then the Board Committee, in its sole discretion, may take any one or more of the following actions: (x) determine to retain the existing schedule of exercisability of the Option as described in
         Section 1(d) hereof ("Vesting Schedule"); (y) modify the Vesting Schedule so that some, but not all, of the Option's exercisability accelerates; and (z) change the dates under the Vesting Schedule so that some or all of the Options become exercisable on dates earlier than those set forth in the Vesting Schedule.

         2.       TERMINATION OF EMPLOYMENT

                  (a) Death. In the event of the death of the Employee, the Option shall be exercisable only within the twelve (12) months next succeeding the date of death, and then only (i) by the executor or administrator of the Employee's estate or by the person or persons to whom the Employee's rights under the Option shall pass by the Employee's will or the laws of descent and distribution, and (ii) if and to the extent that the Option was exercisable at the date of the Employee's death.

                  (b) Disability. In the event of disability of the Employee, the Option shall be exercisable by the Employee only within the twelve (12) months following such cessation of employment but no later than the expiration date described in Section 1(c) and to the extent that the Option was exercisable at the date of such cessation of employment, and no more.

                  (c) Retirement. In the event of retirement of the Employee, the Option shall be exercisable by the Employee only within thirty-six (36) months following such cessation of employment, but no later than the expiration date described in Section 1(c) and to the extent that the Option was exercisable at the date of such cessation of employment, and no more.

                  (d) Termination of Employment. In the event of termination of employment for reasons other than death, disability or retirement, the Option shall be exercisable only by the Employee within three (3) months following such cessation of employment but no later than the expiration date described in Section 1(c) and to the extent that it was exercisable at the date of such cessation of employment, and no more.

         3. EXERCISE OF OPTION. The Option may be exercised by delivering to the Corporation at the office of the Corporate Secretary (i) a written notice, signed by the person entitled to exercise the Option, stating the number of shares such person then elects to purchase hereunder, (ii) payment in an amount equal to the full purchase price of the shares then to be purchased, and
(iii) in the event the Option is exercised by any person other than the Employee, evidence satisfactory to


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the Corporation that such person has the right to exercise the Option. Payment shall be made (a) in cash, (b) in previously acquired shares of Common Stock of the Corporation, valued at their Fair Market Value on the day preceding the exercise date of the Option, or (c) in any combination of cash and such shares. Shares tendered in payment of the purchase price which have been acquired through an exercise of a stock option shall have been held at least six (6) months prior to exercise of the Option. Upon the due exercise of the Option, the Corporation shall issue in the name of the person exercising the Option, and deliver to the Employee, one or more certificates for the shares in respect of which the Option shall have been so exercised. The Employee acknowledges that the Employee does not have any rights as a shareholder in respect of any shares as to which the Option shall not have been duly exercised and that no rights as a shareholder shall arise in respect of any such shares until and except to the extent that a certificate or certificates for such shares shall have been issued.

         4. PROHIBITION AGAINST TRANSFER. The Option and rights granted by the Corporation under this Agreement are not transferable except by will or the laws of descent and distribution. Without limiting the generality of the foregoing, the Option may not be assigned, transferred except as aforesaid, pledged or hypothecated, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         5. ADJUSTMENTS. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that shares of Common Stock are changed into or become exchangeable for a larger or smaller number of shares, the number of shares subject to outstanding Options shall be increased or decreased in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such change in corporate structure. The number of shares shall always be a whole number, and the purchase price per share of any outstanding Options shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, shall be proportionately increased.

         6. EMPLOYMENT BY PARENT, SUBSIDIARY OR SUCCESSOR. For the purpose of this Agreement, employment by a parent or subsidiary of or a successor to the Corporation shall be considered employment by the Corporation. "Parent" and "subsidiary" as used herein shall have the meaning of "parent" and "subsidiary corporation," respectively, as defined in Section 424 of the Internal Revenue Code of 1986, as amended, or subsequent comparable statute.

         7. COMMITTEE. The Committee administering the Plan shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe this Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

         8. INCORPORATION OF PLAN PROVISIONS. This Agreement is made pursuant to the Plan, the terms and conditions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein have the meanings set forth in the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall govern.

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         9.      MISCELLANEOUS. Words such as "herein", "hereof" and
"hereunder" when used in this Agreement shall refer to this Agreement as a whole unless the context otherwise requires. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof, and, except as expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement may be amended or modified only in a written document executed by both of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement in duplicate as of the day and year first above written.

CYBERGUARD CORPORATION                                EMPLOYEE

By:
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